                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                -----------------

                                    FORM N-8A

       NOTIFICATION OF REGISTRATION FILED PURSUANT TO SECTION 8(a) OF THE
                         INVESTMENT COMPANY ACT OF 1940

       The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of
Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

                               -------------------


                               CN LOAN FUND, INC.
                               ------------------
                                     (Name)

 City National Center, 400 North Roxbury Drive, Beverly Hills, California 90210
 ------------------------------------------------------------------------------
                     (Address of Principal Business Office)

                     Telephone Number, including Area Code:
                                  213-347-2646
                                  ------------

                                 Barbara Polsky
 City National Center, 400 North Roxbury Drive, Beverly Hills, California 90210
 ------------------------------------------------------------------------------
               (Name and Address of Agent for Service of Process)

Check Appropriate Box:

       Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:

         YES  [  ]                                NO  [X]

            Item 1.          CN Loan Fund, Inc.

            Item 2.          Maryland; April 5, 2000

            Item 3.          Corporation

            Item 4.          Management company

            Item 5.          a.          closed-end
                             b.          non-diversified

            Item 6.          Heng Chen
                             City National Center
                             400 North Roxbury Drive
                             Beverly Hills, California  90210

            Item 7. Russell Goldsmith - Director and President City National Center
                             400 North Roxbury Drive
                             Beverly Hills, CA  90210

                             Frank Pekny - Director and Chief Financial Officer City National Center
                             400 North Roxbury Drive
                             Beverly Hills, CA  90210

                             Heng Chen - Director, Manager and Assistant Chief
                              Financial Officer
                             City National Center
                             400 North Roxbury Drive
                             Beverly Hills, CA  90210

                             Marshall Ezralow - Director
                             The Ezralow Co.
                             23622 Calabasas Road
                             Calabasas, CA 91302

                             Sandy Singer - Director
                             Singer Burke & Company LLP
                             6345 Balboa Boulevard, Building 4, Suite 375
                             Encino, CA 91316

                             Barbara Polsky - Secretary
                             City National Center
                             400 North Roxbury Drive
                             Beverly Hills, CA  90210

                             Kim Bingham - Assistant Vice President
                             City National Center
                             400 North Roxbury Drive
                             Beverly Hills, CA  90210

                             Rod Bollins - Assistant Vice President
                             City National Center
                             400 North Roxbury Drive
                             Beverly Hills, CA  90210

                             Lisa Gaston - Assistant Vice President
                             City National Center
                             400 North Roxbury Drive
                             Beverly Hills, CA  90210

                             Bill Souza - Assistant Secretary
                             City National Center
                             400 North Roxbury Drive
                             Beverly Hills, CA  90210

            Item 8.          Not Applicable

            Item 9.          a.          No
                             b.          Not Applicable
                             c.          No
                             d.          Yes
                             e.          Number of Beneficial Owners:  1
                                         Name:  Heng Chen

            Item 10.         $1,000

            Item 11.         No

            Item 12.         Not Applicable

            Pursuant to the requirements of the Investment Company Act of 1940, the registrant has caused this notification of registration to be duly signed on its behalf in the City of Beverly Hills, California on this 11th day of April, 2000.

                                        Signature: CN LOAN FUND, INC.

                                              By:  /s/ HENG CHEN
                                                  ---------------------------

Attest: /s/ BILL SOUZA
       ----------------------

Title: Assistant Secretary